EXHIBIT (a)(1)(C)

FORM OF CONFIRMATION OF RECEIPT OF ELECTION FORM

To:	[ ]

From:	Tessera Technologies, Inc.

Re:	Confirmation of Receipt of Election Form

Tessera has received your election form by which you elected to have some or all of your eligible outstanding options cancelled in exchange for new options, subject to the terms and conditions of the offer to exchange certain outstanding options for a number of replacement options according to an exchange ratio (referred to as the “Offer”), as follows:

Original Grant Date (MMDDYY)	Option Grant Number	Exercise Price	Exchange Eligible Option?
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

If you change your mind, you may change your election as to some or all of your eligible options by submitting another election form no later than 5:00 p.m. U.S. Pacific Time on July 1, 2009, unless the Offer is extended. You may submit your new election form through the Option Exchange website on Tessera’s intranet at http://options-exchange. If you are not able to submit your new election form electronically via the Option Exchange website on Tessera’s intranet, you may email a scanned or PDF copy of the election form to options-exchange@tessera.com or fax your election form to Richard Morales at + 1 (408) 904-5265. Documents submitted by any other means, including hand delivery, U.S. mail or other post, and Federal Express (or similar delivery service) are not permitted.

You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to this Offer) by email to options-exchange@tessera.com, by visiting the Option Exchange website on Tessera’s intranet at http://options-exchange, or by calling Richard Morales at +1 (408) 321-6727 or John Price at +1 (408) 321-6716.

Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the Offer, Tessera will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Tessera gives written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, email or other method of communication. Tessera’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the Offer period on July 1, 2009, or extended period. Once Tessera has formally accepted your tendered options for exchange, you will be granted replacement options on the expiration date of the Offer.

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